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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
BRT Apartments Corp.
Great Neck, New York
We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the BRT Apartments Corp. 2018 Incentive Plan of our reports dated December 11, 2017, relating to the consolidated financial statements and financial statement schedule of BRT Apartments Corp. and the effectiveness of BRT Apartments Corp's internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

We also hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of our report dated January 17, 2018, relating to the statement of revenues and certain expenses of the property located at 7900 Old Madison Pike, Madison, Alabama for the year ended December 31, 2016, which appears in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 17, 2018, our report dated January 29, 2018, relating to the statement of revenues and certain expenses of the property located at 150 Medical Drive, Boerne, Texas for the year ended December 31, 2016, which appears in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 29, 2018, and our report dated February 8, 2018, relating to the statement of revenues and certain expenses of the property located at 1024 Vizcaya Lake Road, Ocoee, Florida for the year ended December 31, 2016, which appears in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on February 8, 2018.

/s/ BDO USA, LLP

New York, New York
March 13, 2018